Morgan Lewis

December 17, 2021

Investment Managers Series Trust II 235 West Galena Street Milwaukee, Wisconsin 53212

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 2.5 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of December 3, 2021, by and among Investment Managers Series Trust II (the “Trust”), a Delaware statutory trust, on behalf of its series AXS Aspect Core Diversified Strategy Fund (the “Acquired Fund”), and the Trust, on behalf of its series AXS Chesapeake Strategy Fund (the “Acquiring Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

The Agreement contemplates (i) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange for (A) the Acquiring Fund Shares, and (B) the assumption by the Acquiring Fund of all liabilities of the Acquired Fund; and (ii) the distribution, in accordance with paragraph 1.2 of the Agreement, of the Acquiring Fund Shares pro rata to the shareholders of the Acquired Fund, on a class-by-class basis, in exchange for their shares in the Acquired Fund and in complete liquidation of the Acquired Fund (such transfer, assumption, and distribution is referred to herein as the “Reorganization”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Proxy Statement and Prospectus of the Acquired Fund and the Acquiring Fund, dated December 3, 2021, and related documents (collectively, the “Reorganization Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Reorganization Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Reorganization Documents and in certificates of the Trust, on behalf of the Acquired Fund, and the Trust, on behalf of the Acquiring Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Reorganization Documents and in the Certificates will be true and correct in all material respects as of the date of the Reorganization (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or

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Investment Managers Series Trust II

December 17, 2021

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“in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Reorganization Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to the Reorganization, we are of the opinion that, for United States federal income tax purposes:

1.	The transfer to the Acquiring Fund of all the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Trust, on behalf of the Acquiring Fund, of all the liabilities of the Acquired Fund, followed by the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, should constitute a "reorganization" within the meaning of Section 368(a) of the Code, and each of the Acquired Fund and the Acquiring Fund should be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss should be recognized by the Acquiring Fund upon its receipt of all the assets of the Acquired Fund solely in exchange for Acquiring Fund Shares and the assumption of all the liabilities of the Acquired Fund.

3.	The tax basis in the hands of the Acquiring Fund of each asset of the Acquired Fund transferred from the Acquired Fund to the Acquiring Fund in the Reorganization should be the same as the tax basis of such asset in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain ( or decreased by the amount of loss), if any, recognized by the Acquired Fund on the transfer.

4.	The holding period in the hands of the Acquiring Fund of each asset of the Acquired Fund transferred from the Acquired Fund to the Acquiring Fund in the Reorganization, other than assets with respect to which gain or loss is required to be recognized in the Reorganization, should include the Acquired Fund's holding period for such asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

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December 17, 2021

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5.	No gain or loss should be recognized by the Acquired Fund upon the transfer of all its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, or upon the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund, except for (i) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (ii) any gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code, and (iii) any other gain or loss that may be required to be recognized (A) as a result of the closing of the Acquired Fund's taxable year, or (B) upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code. The holding period in the hands of the Acquiring Fund of each Acquired Asset transferred from the Acquired Fund to the Acquiring Fund in the Reorganization, other than Acquired Assets with respect to which gain or loss is required to be recognized, will include the Acquired Fund’s holding period for such Acquired Asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

6.	No gain or loss should be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares solely for Acquiring Fund Shares as part of the Reorganization. No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares solely for Acquiring Fund Shares as part of the Reorganization.

7.	The aggregate tax basis of the Acquiring Fund Shares that each shareholder of the Acquired Fund receives in the Reorganization should be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor.

8.	The holding period of each shareholder of the Acquired Fund for the Acquiring Fund Shares received in the Reorganization should include the holding period for which such shareholder held the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund shareholder held such Acquired Fund Shares as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the Reorganization, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

/S/ MORGAN, LEWIS & BOCKIUS LLP

Morgan, lewis & bockius LLP